Exhibit 3.5

                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                            COFFEE HOLDING CO., INC.

      Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, it is hereby certified that:

      FIRST: The name of the corporation is Coffee Holding Co., Inc. (the "Corporation"). The Corporation's Articles of Incorporation were filed on October 9, 1995. The original name of the Corporation was Transpacific International Group Corp. The name was changed on May 27, 1998.

      SECOND: The Board of Directors of the Corporation duly adopted the following resolutions on April 27, 2001:

      "RESOLVED, that it is advisable and in the best interests of the Corporation that the Corporation limit the personal liability of each member of its Board of Directors and each officer of the Corporation to the fullest extent permitted by Nevada General Corporation Law; and it is further,

      RESOLVED, that, in order to accomplish the same, Article "TWELFTH" be added to the Articles of Incorporation to read as follows:

      'TWELFTH: The Corporation eliminates the personal liability of each member of its Board of Directors and each of its officers to the Corporation and/or its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of distributions in violation of Nevada Revised Statutes Section 78.300.

      If the Nevada General Corporation Law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors and/or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, as so amended from time to time.


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      Any repeal or modification of this Article TWELFTH shall not increase the personal liability of any director and/or officer of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director and/or officer of the Corporation existing at the time of such repeal or modification.'"

      THIRD: The total number of outstanding shares having voting power of the Corporation is 3,999,650, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 3,999,650.

      FOURTH: The holders of 3,358,640 shares having voting power, voted at a meeting of stockholders, held on May 24, 2001, and adopted the amendments herein in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.390.

Signed on May 24, 2001

                                             /s/ Andrew Gordon
                                             ------------------------
                                             Andrew Gordon, President

                                             /s/ David Gordon
                                             ------------------------
                                             David Gordon, Secretary